Exhibit 99.1

KITO CROSBY LIMITED and subsidiaries

Consolidated Financial Statements as of and for the Years Ended December 31, 2024 and 2023 and Independent Auditor’s Report

KITO CROSBY LIMITED and subsidiaries

2

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Kito Crosby Limited
2801 Dawson Rd
Tulsa, Oklahoma, 74110

Opinion

We have audited the consolidated financial statements of Kito Crosby Limited and subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, cash flows, and changes in equity for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma
June 13, 2025

KITO CROSBY LIMITED and subsidiaries
CONSOLIDATED BALANCE SHEETS
As of December 31
(in millions, except share amounts)

	2024	2023
ASSETS

Current assets
Cash and cash equivalents	$178.5	$209.3
Accounts receivable, net (allowance for credit losses $2.1 and $3.0)	192.9	194.3
Inventories	322.6	338.3
Prepaid expenses and other current assets	11.8	10.5
Income taxes receivable	4.0	0.3
Total current assets	709.8	752.7

Non-current assets
Property, plant and equipment, net	276.0	284.6
Goodwill, net	140.4	121.5
Other intangible assets, net	230.4	229.4
Other non-current assets	64.0	44.8
Total Assets	$1,420.6	$1,433.0

LIABILITIES AND EQUITY (DEFICIT)

Current liabilities
Accounts payable	$104.6	$116.0
Accrued expenses and other current liabilities	107.5	103.9
Current portion of long-term debt	10.0	10.8
Income taxes payable	8.4	9.3
Total current liabilities	230.5	240.0

Non-current liabilities
Long-term debt	965.1	948.8
Retirement benefit obligations	27.2	29.5
Deferred income tax liabilities, net	57.6	58.9
Other non-current liabilities	45.8	48.0
Total liabilities	1,326.2	1,325.2
Commitments and contingencies (Note 6 and 12)

EQUITY

Common stock
Authorized: $0.01 par value 162,665,281 - 2024 and 161,621,489 - 2023 Issued: 155,354,063 - 2024 and 154,310,271 - 2023 Outstanding: 152,782,591 - 2024 and 151,906,654 - 2023	1.7	1.7
Deferred shares
Authorized and Issued: $0.01 par value, 13,364,304,405	133.6	133.6
Additional paid-in capital	734.6	726.4
Retained deficit	(675.8)	(693.2)
Noncontrolling interest	11.3	10.2
Accumulated other comprehensive loss	(98.7)	(60.0)
Treasury stock, at cost (2,571,472 - 2024 and 2,403,617 - 2023)	(12.3)	(10.9)
Total equity	94.4	107.8

Total liabilities and equity	$1,420.6	$1,433.0

The accompanying notes are an integral part of these consolidated financial statements.

KITO CROSBY LIMITED and subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31
(in millions)

	2024	2023

Net sales	$1,101.1	$1,111.1
Cost of Sales	675.3	732.3
Gross profit	425.8	378.8

Selling, distribution and administrative expenses	255.8	251.9
Amortization of intangible assets	18.2	21.4
Operating income	151.8	105.5

Interest expense, net	97.1	115.4
Unrealized gain on derivative	(0.3)	(0.8)
Realized gain on derivative	(5.4)	(4.4)
Other income expense	(0.2)	-
New market tax credit extinguishment	(9.9)	-
Deferred financing cost expense upon payoff	25.9	5.0
Kito purchase loss	-	1.2
Income (loss) before income taxes	44.6	(10.9)
Income tax expense	26.1	7.3
Net income (loss)	18.5	(18.2)

Net income attributable to noncontrolling interest	1.1	1.2
Net income (loss) attributable to shareholders	17.4	(19.4)

Other comprehensive income (loss), net of tax:
Foreign currency translation loss	(38.8)	(11.6)
Actuarial gain on net pension liabilities	0.1	0.2
Other comprehensive income loss, net of tax	(38.7)	(11.4)
Total comprehensive income loss	$(20.2)	$(29.6)

The accompanying notes are an integral part of these consolidated financial statements.

KITO CROSBY LIMITED and subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31
(in millions)

	2024	2023
Cash flows from operating activities
Net income (loss)	$18.5	$(18.2)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	51.1	49.3
Amortization of intangible assets and debt issuance cost	21.8	31.8
New market tax credit extinguishment	(9.9)	-
Deferred financing cost expensed upon payoff	25.9	5.0
Deferred income taxes	(28.9)	(26.2)
Inventory obsolescence write down	0.8	(4.0)

Changes in operating assets and liabilities net of assets acquired and liabilities assumed:
Accounts receivable	4.4	(11.7)
Allowance for doubtful accounts	(1.1)	1.5
Inventories	20.1	62.9
Prepaid expenses	11.0	1.4
Accounts payable	(14.1)	(11.2)
Accrued expenses and other liabilities	(12.5)	19.0
Income taxes	(4.6)	1.0
Retirement benefit obligations	(3.1)	0.6
Foreign currency effects and other	(20.8)	(11.4)
Net cash provided by operating activates	58.6	89.8

Cash flows from investing activities
Purchase of property, plant and equipment	(29.8)	(18.2)
Business acquisitions, net of cash acquired	(33.7)	-
Net cash used in investing activities	(63.5)	(18.2)

Cash flows from financing activities
Purchase of noncontrolling interest	-	(94.3)
Proceeds from long-term borrowings	1,000.0	205.0
Payments on long-term borrowings	(996.3)	(207.7)
Payment of debt issuance costs	(17.7)	(4.4)
Proceeds from issuing common stock	0.2	1.4
Repurchase of treasury stock	(1.4)	(0.3)
Net cash used in financing activities	(15.2)	(100.3)

Effect of changes in foreign exchange rates on cash	(10.7)	(3.5)

Net decrease in cash and cash equivalents	(30.8)	(32.2)
Cash and cash equivalents - beginning of period	209.3	241.5
Cash and cash equivalents - end of period	$178.5	$209.3

Supplemental cash flow information
Cash interest paid	$99.6	$106.3
Cash taxes paid	$52.2	$21.0
Purchases of property, plant and equipment accrued in accounts payable	$7.4	$2.8
Non cash purchase price of business acquisition	$8.0	$-

The accompanying notes are an integral part of these consolidated financial statements.

KITO CROSBY LIMITED and subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions)

	Common Shares $0.01 Per Share		Deferred Shares $0.01 Per Share					Other	Treasury Share $0.01 Per Share
	Shares	Amount	Shares	Amount	Paid-in Capital	Noncontrolling Interest	Retained Deficit	Comprehensive Loss	Shares	Amount	Total Equity

January 1, 2023	154.2	$1.6	13,364.3	$133.6	$725.1	$94.6	$(673.8)	$(48.6)	2.4	$(10.7)	$221.8
Acquisition of noncontrolling interest	-	-	-	-	-	(85.6)	-	-	-	-	(85.6)
Repurchase of treasury stock	-	-	-	-	-	-	-	-	0.0	(0.2)	(0.2)
Net Income / (Loss)	-	-	-	-	-	1.2	(19.4)	-	-	-	(18.2)
Other comprehensive income / (loss)	-	-	-	-	-	-	-	(11.4)	-	-	(11.4)
Issuance of common stock	0.1	0.1	-	-	1.3	-	-	-	-	-	1.4
December 31, 2023	154.3	$1.7	13,364.3	$133.6	$726.4	$10.2	$(693.2)	$(60.0)	2.4	$(10.9)	$107.8

Repurchase of treasury stock	-	-	-	-	-	-	-	-	0.2	(1.4)	(1.4)
Net Income / (Loss)	-	-	-	-	-	1.1	17.4	-	-	-	18.5
Other comprehensive income / (loss)	-	-	-	-	-	-	-	(38.7)	-	-	(38.7)
Issuance of common stock	0.9	-	-	-	8.2	-	-	-	-	-	8.2
December 31,2024	155.2	$1.7	13,364.3	$133.6	$734.6	$11.3	$(675.8)	$(98.7)	2.6	$(12.3)	$94.4

The accompanying notes are an integral part of these consolidated financial statements.

KITO CROSBY LIMITED and subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND ORGANIZATION

Background —Crosby Worldwide Limited now Kito Crosby Limited (the “Company”) was formed as a limited company incorporated in the United Kingdom on October 4, 2013, by investment funds affiliated with and managed by Kohlberg Kravis Roberts & Co. L.P. (“KKR”) as a holding company with no operations.

On November 22, 2013, (the “Acquisition Date”), the Company acquired from Melrose Industries PLC (the “Parent” or “Melrose”) its Crosby and ACCO businesses for cash consideration of approximately $1.0 billion (the “Acquisition”). The Acquisition included all of the operating businesses reporting to the Board of Directors of Melrose under the “Crosby” name (including the Premier Stampings division of Melrose (“Premier Stampings”)), ACCO Material Handling Solutions Inc. and certain non-operating U.S. and European entities.

The Crosby businesses (including Premier Stampings) operate in North America, Europe, the Middle East, Asia and Latin America and are global market leaders in the design, manufacture and marketing of highly-engineered solutions and equipment used in rigging, lifting and material handling applications. The ACCO business is based in the United States and holds leading market positions in the hoists, cranes and monorails, and carts and trailers markets.

The Crosby and ACCO businesses serve a mix of end markets including oil & gas, refinery and petrochemical, general industrial, non-residential construction, infrastructure and mining.

On May 22, 2019, the Company acquired 100% of the capital stock and all of the assets and liabilities of Gunnebo Industries (“Gunnebo”) for a total consideration, net of cash acquired, of approximately $111 million. Gunnebo Industries is a global leader in innovating, developing, manufacturing, and selling products for material handling and other related applications. The company supplies products such as blocks, sheaves, components for chain and wire rope slings, shackles, and chain, produced in Sweden, Norway and USA.

On February 11, 2021, the Company acquired 30% of the capital stock of Verton Technologies for approximately AUD 5.7 million. Australian-based Verton has developed and commercialized disruptive advancements in load orientation technology that remove the need for human held tag lines in lifting applications.

On April 19, 2021, the Company acquired BlockCorp Ltd (“BlokCorp”) for approximately GBP 4.5 million. UK-based BlokCorp designs and manufactures innovative camera and alert systems for tower and mobile cranes. These advanced systems provide crane operators with critical visual and audio capabilities that enable safer and more productive lifting operations.

On May 14, 2021, the Company acquired the assets of Speedbinders.com (“Speedbinders”) for approximately $1.5 million. US-based Speedbinders designs and manufactures torque drive load binders for heavy duty load securement.

On November 30, 2021, the Company acquired 100% of the capital stock of Airpes Sistemas Integrales de Manutencion Y Pesaje S.L. (“Airpes”) for approximately € 18 million. Airpes, based in Barcelona, Spain, is the leader in developing and manufacturing innovative lifting, handling, and weighing solutions for customers in the wind energy and industrial markets.  Airpes’ highly engineered solutions, such as their yoke blade clamp, ensure safe and efficient wind turbine installation and maintenance.

On October 31, 2022, the Company acquired 77.15% of the Kito Corporation (“Kito”) shares outstanding in a cash tender offer for a total price of $292.5 million.  The remaining interest was acquired in the first quarter of 2023 for approximately $95.0 million (12.8 billion JPY). The Company also assumed certain liabilities as detailed in Note 14.  Subsequent to the acquisition, the name of the Company was changed to Kito Crosby Limited.

On August 30, 2024, the Company acquired Eepos Gmbh (“Eepos”) for $41.7 million (37.7 million Euro). The acquisition was funded through a combination of cash and equity. See Note 14 for additional information.

Operating globally, the Company manufactures and distributes products and services used for lifting, rigging, transporting and securing goods. The current operations are done under the Kito, Crosby, Harrington, Gunnebo and Peerless brands, among others.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of Kito Crosby Limited and its wholly-owned subsidiaries.  All intercompany accounts and transactions have been eliminated in consolidation. Further, any ownership not attributable to the Company and related earnings are shown as noncontrolling interest in the statement of equity and operations.

Use of Estimates — The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Dollar Amounts — All dollar amounts (except share and per share amounts) presented in the tabulations within the notes to our consolidated financial statements are stated in millions of US dollars, unless otherwise noted.

Foreign Currency — The Company’s functional and reporting currency is the US Dollar (“USD”) for all periods presented. However, some of the subsidiaries of the Company have a functional currency other than USD.

Foreign-currency Transaction Gains and Losses — Monetary assets and liabilities denominated in currencies other than functional currencies are measured at the balance sheet date, while transactions in foreign currencies are measured at the rates on the transaction dates. The resulting foreign-currency transaction gains and losses are recorded in the consolidated statements of operations as a component of cost of sales. The cumulative effect for the year ended December 31, 2024 and 2023 was a loss $1.4 million and a gain of $0.7 million, respectively.

Foreign-currency Translation Gains and Losses — Financial statements of entities within the reporting group that have a functional currency other than USD are translated into USD as follows: assets and liabilities are translated using the exchange rate at the balance sheet date and the results of operations using the average exchange rate during the period. The resulting translation adjustments are reflected as a separate component of other comprehensive income (loss).

Revenue Recognition — The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The Company accounts for a contract with a customer when it has a legally enforceable contract with the customer, the arrangement identifies the rights of the parties, the contract has commercial substance, and the Company determines it is probable that it will collect substantially all of the consideration it is entitled to. Revenue is recognized when control of promised goods or services is transferred to the customer in an amount reflecting the consideration the Company expects to receive in exchange for those goods or services.

The Company generates the majority of its revenue from the sale of standard products. Revenue is recognized at the point in time that control transfers to the customer, which occurs upon shipment or delivery, depending on the contract terms and legal requirements. Payment terms generally require payment within 30 to 60 days. Each standard product is deemed to be a single performance obligation, and the amount of revenue recognized is based on the negotiated price. The transaction price generally consists of fixed consideration based on the fixed price stated in the contract. Sales incentives, such as volume-based discounts and rebates for priority customers, are accounted for as variable consideration included in the transaction price. Accordingly, the Company reduces revenue for these incentives in the period in which the sale occurs, using the most likely amount method for estimating the consideration expected to be received.

For contracts that may contain multiple performance obligations, the Company accounts for individual products and services as separate performance obligations if they are distinct, which is if (i) a product or service is separately identifiable from other items in the arrangement and (ii) the customer can benefit from the product or service on its own or with other readily available resources. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines standalone selling prices based on observable prices of products or services sold separately in comparable circumstances to similar customers.

Cost of Sales — Cost of sales reflects the costs of manufacturing and shipping the Company’s products, such as raw materials, energy, labor, depreciation and repair costs of property, plant and equipment employed in manufacturing and other production costs.

Warranty Costs — Estimated costs related to products warranty are accrued using a specific identification basis. Estimated costs are based on past warranty claims, sales history, and the remaining warranty periods.

Shipping and Handling Costs — Amounts billed to customers in sale transactions related to shipping and handling costs are recorded as revenue as shipping activity is considered a fulfillment activity (no separate obligation).  Shipping and handling costs incurred are included in cost of sales in the accompanying consolidated statement of operations.

Selling, Distribution and Administrative Expense — Selling, distribution, and administrative expense is primarily comprised of selling expenses, marketing expenses, research and development costs, administrative and other indirect overhead costs and depreciation expense on non-manufacturing assets and other miscellaneous operating items.

Advertising Costs — Advertising costs are immaterial and are expensed as incurred and included in selling and marketing expense.

Cash and Cash Equivalents — Cash and cash equivalents are defined as short-term highly liquid investments with original maturities of 90 days or less.

Accounts Receivable, Net — Accounts receivable are reported in the balance sheet net of allowance for credit losses. The Company evaluates the collectability of accounts receivable based on a combination of factors, including circumstances that indicate a specific customer’s inability to meet its financial obligations, historical collection experience, and an evaluation of expected risk of credit loss based on current conditions and reasonable and supportable forecasts of future economic conditions over the life of the receivable. The Company pools its Accounts receivable based on similar risk characteristics in estimating its expected credit losses. In situations where a receivable does not share the same risk characteristics with others, the Company measures it individually. The Company also continuously evaluates such pooling decisions and adjusts as needed from period to period as risk characteristics change.

In line with ASU No. 2016-13, the Company has adopted the Current Expected Credit Losses (CECL), Credit losses are recorded in Selling, distribution and administrative expenses in the accompanying consolidated statements of operations.  The Company’s allowance for current expected credit loss activity has historically not been significant. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the balance sheet date.

Inventories — Inventories are stated at the lower of cost or net realizable value.  The principal components of cost included in inventories are materials, direct labor and manufacturing overhead.  Inventory at certain of the Company’s U.S. locations is accounted for using the “last-in, first-out” (“LIFO”) method.  For all other locations, the “first‑in, first-out” (“FIFO”) method was used.

The Company performs periodic assessments to determine the existence of obsolete, slow-moving and damaged inventory and records necessary provisions to reduce such inventory to the lower of cost or net realizable value.

Property, Plant and Equipment — Property, plant and equipment are carried at cost less accumulated depreciation and historical impairment. Upon purchase or construction of an asset in the normal course of business the Company capitalizes all costs necessary to make the asset ready for its intended use.

Property, plant and equipment is depreciated over its estimated useful life using the straight-line method. Useful lives for property, plant and equipment by major asset class were as follows:

Asset Class	Useful Life
Machinery and equipment	3 to 20 years
Buildings	30 to 50 years

Expenditures for maintenance and repairs are charged to operating expense as incurred.  The costs of major renewals and improvements that extend the life or operating efficiency of the asset are capitalized.  At the time property, plant and equipment is retired or otherwise disposed, the cost and associated reserves for accumulated depreciation are removed from the accounts and the gain or loss on disposal is recognized in the period incurred.

Long-Lived Assets — Long-lived assets, such as property, plant, and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If circumstances require a long-lived asset be tested for possible impairment, the Company first compares the undiscounted cash flows expected to be generated by an asset group to the carrying value of the asset.  If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value.  Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.  These determinations of fair value are primarily based upon internally developed cash flow models and would generally be classified as Level 3 inputs in the valuation hierarchy.  The Company groups long-lived assets by asset group for purposes of recognition and measurement of an impairment loss as this is the lowest level for which cash flows are independent. There was no impairment of long-lived assets in 2024 and 2023.

Leases — The Company’s leases are classified as operating leases and consist of manufacturing facilities, sales offices, distribution centers, warehouses, vehicles, and equipment. For leases with terms greater than twelve months, at lease commencement, the Company recognizes a ROU asset and a lease liability. The initial lease liability is recognized at the present value of remaining lease payments over the lease term. Leases with an initial term of twelve months or less are not recorded on the Company’s Consolidated Balance Sheet. The Company recognizes lease expense for operating leases on a straight-line basis over the lease term. Additionally, because the Company has elected to not separate lease and non-lease components, variable costs also include payments to the landlord for common area maintenance, real estate taxes, insurance, and other operating expenses.

Goodwill and Intangible Assets— In connection with past acquisitions, a significant amount of the purchase price was allocated to goodwill, tradenames, patents and customer relations. Goodwill consists of the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired.

Goodwill and other indefinite-lived intangible assets

Goodwill and other indefinite-lived intangible assets (i.e. tradenames) are not amortized but are tested annually for impairment on December 31st  of each year, or more frequently when events or changes in circumstances or other conditions suggest impairment may have occurred. Impairment exists when the asset carrying values exceed their respective fair values. The excess is recorded to operations as an impairment charge.

The Company tests the tradenames for potential impairment using an income approach and relief from royalty method, which requires the use of significant unobservable inputs, including assumptions of future revenues. In testing for goodwill impairment, the Company uses an income and market approach. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. Internal forecasts are used to estimate future cash flows and include an estimate of long-term future growth rates based on the most recent views of the long-term outlook for the company. The company also uses the market approach as an additional element of its entity valuation. This technique utilizes comparative market multiples in the valuation estimate. The estimated fair value of the company from each approach often results in a premium over its market capitalization, commonly referred to as a control premium. Assessing the acceptable control premium percentage requires judgment and is impacted by external factors such as observed control premiums from comparable transactions derived from the prices paid on recent publicly disclosed acquisitions in the industry.

Estimating the fair value of the Company requires the use of estimates and significant judgments that are based on a number of factors including current and historical actual operating results, balance sheet carrying values, most recent forecasts, and other relevant quantitative and qualitative information.  These estimates are primarily based upon internally developed cash flow models and would generally be classified as Level 3 inputs in the valuation hierarchy.   If current or expected conditions deteriorate, it is reasonably possible that the judgments and estimates described above could change in future periods and result in impairment charges. The Company recognizes an impairment charge to operations in the amount that the reporting unit’s carrying value exceeds its fair value. Any impairment charge recognized cannot exceed the total amount of goodwill allocated to the reporting unit.

Definite-lived intangible assets

Acquired customer-relationship and patents intangible assets were measured at fair value at the date of acquisition using the multi-period excess earnings method under the income approach and are being amortized based on the estimated pattern in which the economic benefits are expected to be consumed in a straight-line basis over the useful lives from 7 to 12 years. Amortization expense in any given year is based on a rate that discounted net future cash flows arising from these customer relationships for that year bear to total discounted net cash flows these relationships are expected to generate.  Because a level of customer attrition is assumed to occur, the application of this amortization method results in a declining cost base and associated amortization expense over the expected economic life of these assets.

During the years ended December 31, 2024, and 2023, there was no impairment of our goodwill or intangible assets. - see Note 3.

Environmental and Legal Contingencies — Liabilities for environmental remediation costs and other contingent liabilities are initially recognized on an undiscounted basis when the Company’s loss with respect to a particular environmental or other matter is both probable of being incurred and reasonably estimable and are included in the accompanying consolidated balance sheets in accrued expenses and other current liabilities and in other non-current liabilities. Subsequent adjustments to initial liability estimates are recorded as necessary based upon additional information developed in subsequent periods. These estimates are primarily based upon internally developed cash flow models and would generally be classified as Level 3 inputs in the valuation hierarchy.  The charges associated with environmental and legal contingencies, net of recognized cost recoveries, are reflected in the statements of operations as a component of administrative expenses.

Environmental Obligations — As sites of environmental concern are identified, the Company assesses the existing conditions, claims and assertions, and records an estimated undiscounted liability when environmental assessments and/or remedial efforts are probable and the associated costs can be reasonably estimated.  Estimates of environmental liabilities, which reflect the cost of investigation and remediation, are based on a variety of matters, including, but not limited to, the stage of investigation, the stage of the remedial design, evaluation of existing remediation technologies, and presently enacted laws and regulations.  In future periods, a number of factors could significantly change the Company’s estimate of environmental remediation costs, such as changes in laws and regulations, or changes in their interpretation or administration, revisions to the remedial design, unanticipated construction problems, identification of additional areas or volumes of contaminated soil and groundwater, and changes in costs of labor, equipment and technology.

Personal Injury Claims and Other Legal Contingencies — From time to time, the Company, along with numerous other unrelated third parties, may be named as a defendant in personal injury lawsuits, allegedly arising from the use of products produced by the Company’s subsidiaries.  Certain of these claims are based on alleged exposure to asbestos-containing materials.  The associated liability for pending and probable future claims and future defense costs is estimated based on historical and expected claim experience, considering factors such as the number of claims filed, average indemnification per claim, average claim dismissal rate, and average defense cost per claim.

Cost Recoveries — To the extent costs associated with environmental investigation and remediation activities or personal injury claims have been incurred and are recoverable under insurance policies or cost-sharing arrangements and such recoveries are deemed probable, the Company recognizes a receivable on an undiscounted basis.  Receivables are reflected in the accompanying consolidated balance sheets in accounts receivable and in other non-current assets, depending on the estimated timing of recovery.

Retirement Plans — The Company sponsors a number of defined contribution and defined benefit retirement plans.

Defined Contribution Plans — Contributions payable to defined contribution plans are charged to expense as the contributions are earned by employees.

Defined Benefit Plans — All of the Company’s pension plans are closed to new entrants for participation and are frozen, meaning that plan participants no longer accrue benefits, with the exception of the local statutory pension plans in Sweden and Japan. Previously accrued benefits to which existing plan participants are entitled and accrued benefits in these plans are generally based on age at retirement and years of service. Pension liabilities, as well as the net periodic cost, are actuarially determined using several assumptions, the most significant of which are the discount rate and the long-term rate of return on plan assets.  The recognition of actuarial gains and losses, which occur when actual experience differs from actuarial assumptions, is initially deferred to accumulated other comprehensive income (loss) in stockholders’ equity (deficit), net of taxes. If actuarial gains and losses exceed ten percent of the greater of plan assets or plan obligations, they are amortized into net income over the average future service period or life of plan participants.  The funded status of the Company’s pension plans is reflected on the consolidated balance sheets as a net pension liability, on a plan-by-plan basis, as retirement benefit obligation.

Derivative Financial Instruments — Derivative instruments are recognized as either assets or liabilities at fair value in the balance sheet with changes to fair value recorded in the statement of operations.

From time to time the Company also utilizes interest rate derivatives to help stabilize the interest expense on the outstanding debt. The Company does not use hedge accounting for these derivatives. Unrealized gain recognized in the statement of operations were $0.3 million and  $0.8 million for the year ended December 31, 2024 and 2023. The Company had realized gains of $5.4 million and $4.4 million during the year-ended December 31, 2024 and 2023.

Income Taxes —

Current Income Taxes — Current tax is the amount of tax payable or recoverable in respect of the taxable profit or loss for the period.  Taxable profit differs from accounting profit because it excludes items of income or expense recognized for accounting purposes that are either not taxable or deductible for tax purposes or are taxable or deductible in other periods.  Current tax is calculated using tax rates that have been enacted at the balance sheet date.

Uncertain Tax Positions — Uncertain tax positions are recognized in the consolidated financial statements for positions which are considered more likely than not of being sustained based on the technical merits of the position on audit by the tax authorities.  The measurement of the tax benefit recognized in the consolidated financial statements is based upon the largest amount of tax benefit that, in management’s judgment, is greater than 50% likely of being realized based on a cumulative probability assessment of the possible outcomes.  The Company reflects interest on unrecognized tax benefits and penalties as a component of income tax expenses, while interest and penalties that are accrued are included in the corresponding tax liability in the consolidated balance sheets.

Deferred Income Taxes — Deferred tax assets and liabilities are recognized for differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the tax bases of assets and liabilities that will result in future taxable or deductible amounts.  The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce income tax expense.

Fair Value Measurements — While the Company may occasionally measure certain assets and liabilities at fair value (such as in the case of measuring asset impairment), the only assets and liabilities of the Company required to be stated on its consolidated balance sheets at fair value and, therefore, remeasured on a recurring basis, are derivative assets and liabilities

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In determining fair value, the Company may use a variety of valuation techniques and valuation inputs.

We recognize and measure the assets acquired and liabilities assumed in a business combination based on their estimated fair values at the acquisition date. Any excess or surplus of the purchase consideration when compared to the fair value of the net tangible assets acquired, if any, is recorded as goodwill or gain from a bargain purchase. The fair value of assets and liabilities as of the acquisition date are often estimated using a combination of approaches, including the income approach, which requires us to project future cash flows and apply an appropriate discount rate; the cost approach, which requires estimates of replacement costs and depreciation and obsolescence estimates; and the market approach which uses market data and adjusts for entity-specific differences. We use all available information to make these fair value determinations and engage third-party consultants for valuation assistance. The estimates used in determining fair values are based on assumptions believed to be reasonable but which are inherently uncertain. Accordingly, actual results may differ materially from the projected results used to determine fair value.

A hierarchy for valuation inputs established by the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are inputs that market participants would use in pricing the asset or liability based on market rates obtained from sources independent of the Company.  Unobservable inputs are inputs that reflect the Company’s estimates about the assumptions market participants would use in the pricing of the asset or liability based on the best information available.  The hierarchy is represented by three levels of valuation inputs, based on their relative reliability:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities to those being measured.

Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Valuations that use significant unobservable inputs, in which there is little or no market data available, thus necessitating development of its own assumptions by the Company.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt and derivative financial instruments.  The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated their carrying amounts as of December 31, 2024 and 2023.

As of December 31, 2024, the Company’s term-loan borrowings had a carrying amount of $990.0 million and a fair value of $999.9 million based upon estimates of value for which the debt could be purchased.  As of December 31, 2023, the Company’s term-loan borrowings had a carrying amount of $985.7 million which equates to its estimated fair value based upon estimates of value for which the debt could be purchased.

Stock-Based Compensation — The company recognizes stock-based compensation expense based on the estimated fair value of stock options on the grant date. Forfeitures are recorded as they occur. Vesting of the stock options is contingent upon certain performance, market, and service conditions over a five-year period. For stock options with performance conditions, the company records compensation expenses when it is deemed probable that the performance condition will be met. The Black Scholes model is used to determine the fair value of stock option awards.

As the vesting of the shares is dependent on an additional condition, which is currently not considered probable of being achieved, no stock-based compensation has been recognized in 2024 or 2023.

New Accounting Standards:

New Accounting Standards Issued and Adopted

On January 1, 2023, the Company adopted the guidance in a modified retrospective basis approach. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements as of the adoption date, January 1, 2023, and therefore no related adjustment was recorded at the adoption date.

In October 2021 the FASB issued ASU 2021-08 to amended Topic 805 to add contract assets and contract liabilities to the list of exceptions to the recognition and measurement principles that apply to business combinations and to “require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Revenue for Contracts with Customers (Topic 606).” This ASU amendments are effective for Fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements as of the adoption date, January 1, 2023, and therefore no related adjustment was recorded at the adoption date.

New Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The ASU is effective for annual periods beginning after December 15, 2024 for public companies with early adoption permitted, including interim periods within those fiscal years. The Company is currently evaluating the impact of this accounting standard update on our consolidated financial statements and related disclosures.

In March 2024, the FASB issued ASU No. 2024-01, “Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”). ASU 2024-01 clarifies appropriate accounting for awards issued with the intent to align compensation with operating performance by providing specific examples for issuers to follow. Beyond these clarifying examples, no changes to the codification were made. The ASU is effective for annual periods beginning after December 15, 2024, for public companies with early adoption permitted, including interim periods within those fiscal years. The Company is currently evaluating the impact of this accounting standard update on our consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued ASU 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of these standards will have on it financial statements.

3.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The Company’s total goodwill carrying value is approximately $140.4 million as of December 31, 2024. The table below presents the changes in the Company’s goodwill carrying values for its four reporting units during 2024 and 2023:

In millions

	NA Lifting Hardware	NA Hoist and Crane	EMEA		APAC	Total
Net goodwill at December 31, 2022	$97.0	$11.4	$		$5.5	$113.9

Additions	1.2	1.7		-	3.9	6.9
Impairments	-	-		-	-	-
Foreign currency translation	0.7	-			-	0.7

As of December 31, 2023
Gross goodwill	$282.0	$35.3		$97.0	$10.7	$424.9
Accumulated impairment loss	(183.1)	(22.1)		(97.0)	(1.2)	(303.4)
Net goodwill at December 31, 2023	$98.9	$13.1		$-	$9.5	$121.5

Additions	4.4	-		18.4	-	22.8
Impairments						-
Foreign currency translation	(2.4)	-		(1.5)	-	(3.9)

As of December 31, 2024
Gross goodwill	$284.0	$35.3		$113.9	$10.7	$443.8
Accumulated impairment loss	(183.1)	(22.1)		(97.0)	(1.2)	(303.4)
Net goodwill at December 31, 2024	$100.9	$13.1		$16.9	$9.5	$140.4

The Company performed an annual impairment assessment as of December 31, 2024 and 2023 for all reporting units. Based on the impairment assessment performed, no goodwill impairment losses were recognized.

Intangible Assets

Other intangible assets consist of the following:

	As of December 31,
	2023
	Gross Carrying Amount	Accumulated Amortization	Net Amount
Trademark	175.5		175.5
Customer Relationships	345.1	316.2	28.9
Patent	28.0	3.0	25.0
Total	$548.6	$319.2	$229.4

	2024			Useful Life
	Gross Carrying Amount	Accumulated Amortization	Net Amount
Trademark	179.3		179.3	Indefinite
Customer Relationships	361.0	332.8	28.2	12 Years
Patent	28.0	5.1	22.9	7 Years
Total	$568.3	$337.9	$230.4

(a)	The weighted average useful life of customer relationships is 5.85 years as of December 31, 2024, and 2.90 years as of December 31, 2023.
(b)	The weighted average useful life of patent is 5 years as of December 31, 2024, and 6 years as of December 31, 2023.

Accumulated amortization for customer relationships was $332.8 and $316.2 million as of December 31, 2024 and 2023, respectively. The cumulative impairment losses of the trademark were $115.0 million as of December 31, 2024 and 2023.

The Company conducts an impairment test of intangible assets when events occur or circumstances exist that would indicate our long-lived assets may be impaired. Based on the matters discussed above for goodwill and the qualitative and quantitative analyses performed, the Company the Company concluded that no impairment existed for intangibles for the year ended December 31, 2024 and 2023.

The customer relationships and patent are amortized on a straight-line basis. The following table presents estimated amortization of the customer-relationships and patent intangible asset for each of the following five years:

Year	Customer Relationships	Patents
2025	$10.0	$2.1
2026	$3.3	$2.1
2027	$3.3	$2.1
2028	$3.3	$2.1
2029	$2.5	$2.1
Thereafter	$5.8	$.2

4.	LONG-TERM DEBT

On June 27, 2019, the Company and certain of its subsidiaries entered into (i) a first lien credit agreement (the “First Lien Credit Agreement”) providing for a $475.0 million 7-year senior secured first lien term loan facility (the “First Lien TL”) and a 5-year multi-currency $70.0 million revolving credit facility (the “RCF”) and (ii) a second lien credit agreement (the “Second Lien Credit Agreement” and, collectively with the First Lien Credit Agreement, the “Credit Agreements”), providing for a $150.0 million 8-year Second Lien Term Loan facility (the “Second Lien TL”).

On October 25, 2022, the Company completed Amendment 1 to both the first and second lien credit facility for the purposes of completing the Kito acquisition (see also note 14). The first lien increased by $330.0 million, and the second lien facility increased by $50.0 million. Further, included in Amendment 1, the RCF was amended to align the maturity date with that of the first loan credit facility and expanded the line by $50.0 million for a total availability of $120.0 million. The maturity date remains the same for each facility and the interest rate was adjusted from a LIBOR base rate to SOFR. Cash received totaled $350.2 million net of discounts and financing cost for the first and second lien additional borrowings.

On November 2, 2023, the Company completed a Joinder Agreement to the first lien. This allowed for additional borrowings of $205.0 million under the facility. The proceeds were used to retire the Second Lien TL and pay related fees.  As a result of the Second Lien Term Loan, the Company recognized a loss on debt extinguishment of $5.0 million.

On February 16, 2024, the Company completed an Amendment 3 (“Replacement Term Facility”). Total borrowings under the Replacement Term Facility were $1,006.7 million.  Proceeds were used to retire the previous amounts outstanding under the Credit Agreement.  The refinancing was completed with a borrowing rate of SOFR plus an applicable margin of 4.0% with a maturity date of August 16, 2029.  The maturity of the RCF was also amended to match the maturity of the Replacement Term Facility.

On September 25, 2024, the Company completed Amendment 4 to the credit facility. This amendment adjusted the applicable margin rate on the borrowing to 3.5%. No other provisions were changed as a result of the amendment.

The RCF was not drawn as of December 31, 2024 and 2023. Available borrowing capacity under the RCF of $117.6 million as of December 31, 2024, which takes into account $2.4 million of capacity utilized to secure letters of credit.

Long-term debt at December 31, 2024 consisted of the following:

In millions	Balance	Maturity	Interest Rate
First Lien TL(a)	$990.0	August 16, 2029	9.3%
Other Debt	0.0	Various
Total principal amount of debt	990.0
Unamortized discount	(4.1)
Unamortized debt issuance costs	(10.8)
Total debt, net	$975.1
Current portion of long-term debt	$10.0
Long-term debt	$965.1

(a)	The First Lien TL bears a rate of interest equal to SOFR Rate, subject to a SOFR floor of 0.0%, plus applicable margin, up to 3.5% depending on the Company’s Leverage Ratio.

Long-term debt at December 31, 2023 consisted of the following:

In millions	Balance	Maturity	Interest Rate
First Lien TL(a)	$985.6	June 27, 2026	10.1%
Other Debt	0.7	Various
Total principal amount of debt	986.3
Unamortized discount	(15.0)
Unamortized debt issuance costs	(11.7)
Total debt, net	$959.6
Current portion of long-term debt	$10.8
Long-term debt	$948.8

(a)
The First Lien TL bears a rate of interest equal to SOFR Rate, subject to a SOFR floor of 0.0%, plus applicable margin, up to 4.75% on the first $458.4 million and 5.0% on the next $527.2 million depending on the Company’s Leverage Ratio.

Principal Payments and Maturity — The First Lien TL amortizes in equal quarterly installments equal to 0.25% of the first lien balance, with the remaining unpaid principal balance due upon final maturity in June 2026.

The following table presents the total principal amount of future scheduled maturities:

In millions Year	Principal Due
2025	$10.0
2026	$10.0
2027	$10.0
2028	$10.0
2029	$950.0

Additionally, subject to certain exceptions and step-down provisions, the Company’s borrowings under the First Lien TL is subject to mandatory prepayment provisions, under which up to 50% of Excess Cash Flows, as defined in the Credit Agreements, and up to 100% of the net after-tax proceeds from dispositions of certain assets (subject to reinvestment rights) and incurrence of certain indebtedness must be used to repay the term loans.

The First Lien Credit Agreement allows the Company to make voluntary prepayments at any time, in whole or in part, with no penalty.

As market conditions warrant, we and our major equity holders, including KKR and its affiliates, may from time to time, seek to repurchase loans that we have borrowed, including the borrowings under the Senior Secured Credit Facilities, in privately negotiated or open market transactions or otherwise.

Interest Rate — Borrowings under the facilities may bear interest, at the Company’s selection, based on the SOFR Rate or ABR (Alternate Base Rate) plus an applicable margin, as defined in the First Lien Credit Agreements  The Company has elected to initiate borrowings at the SOFR Rate.  The SOFR Rate applicable to the First Lien TL is subject to a minimum of 0.00% per annum.

The interest-rate margin applicable to RCF borrowings also represents the rate at which fees for letters of credit issued under the First Lien Credit Agreement accrue.  In addition, the RCF commitment fee on unused committed capacity may be in the range of 0.25% to 0.50%, based upon the Leverage Ratio.

The following table summarizes interest expense incurred (in millions):

	Year Ended December 31, 2024	Year Ended December 31, 2023

Current debt, long-term debt and other	$93.5	$104.8
Amortization of debt discount and issuance costs	3.6	10.6
Interest expense, net	$97.1	$115.4

Deferred Financing Costs — In connection with the refinancing in November 2023, the Company wrote off approximately $5.0 million of deferred financing cost and incurred an additional $4.4 million in deferred expenses. Upon the in February 2024, the Company wrote off approximately $25.9 million in deferred financing cost. The Company incurred $17.7 million in deferred financing cost with Amendment 3 and 4.

Covenants and Security — The terms of the Credit Agreements provide for customary representations and warranties, conditions precedent, affirmative and negative covenants, and events of default.  Pursuant to the First Lien Credit Agreement, should the RCF utilization exceed 40%, the Company is required to maintain the Leverage Ratio lower than specified limits of 6.25:1.

All obligations under the Credit Agreements are guaranteed by Kito Crosby Limited and each of its existing and future direct and indirect domestic subsidiaries that are not designated as unrestricted subsidiaries in accordance with the Credit Agreements (the “Guarantors”).

5.	BALANCE SHEET DATA

Accounts Receivable — Accounts receivable recognized in current assets comprised the following as of:

In millions	December 31, 2024	December 31, 2023
Trade accounts receivable	$185.5	$190.7
Other receivables	9.5	6.6
	195.0	197.3
Less: allowance for credit losses	(2.1)	(3.0)
Total accounts receivable	$192.9	$194.3

Accounts receivable are non-interest-bearing. Credit terms offered to customers vary based upon the country of operation but are generally between 30 and 90 days.

The carrying amount of trade accounts receivable includes an allowance for estimated uncollectible accounts, reflecting estimated credit losses.  The following table shows the change in the balance of the allowance for doubtful accounts for each of the reporting periods presented:

In millions	December 31, 2024	December 31, 2023
Balance, beginning of period	(3.0)	(2.2)
Change in provision for credit losses	0.9	(0.8)
Balance, end of period	$(2.1)	$(3.0)

Inventories — Major categories of inventories included the following as of:

In millions	December 31, 2024	December 31, 2023
Finished goods	$229.9	$233.1
Work in process	42.7	49.5
Raw materials	50.0	55.7
Total inventories	$322.6	$338.3

Approximately 24% of the Company’s inventories are valued under the LIFO method of accounting for which a reserve a $11.0 million and $10.4 million existed as of December 31, 2024 and 2023, respectively.

Property, Plant and Equipment, Net — The following table presents the historical cost and accumulated reserve for depreciation and impairment by major class of property, plant and equipment as of:

In millions	December 31, 2024	December 31, 2023
Land	$22.1	$22.8
Buildings	132.9	131.5
Machinery and equipment	303.6	274.0
Right of use asset	33.3	26.0
Construction in progress	10.3	5.4
Total property, plant and equipment	502.2	459.7
Less: Accumulated depreciation	(226.2)	(175.1)
Property, plant and equipment, net	$276.0	$284.6

Depreciation expense totaled $51.1 million and $49.3 million for the years ended December 31, 2024 and 2023, respectively.

Other Non-current Assets — The following table presents the composition of other non-current assets. Additional information about the Company’s environmental costs subject to reimbursement is provided in Note 6.

In Millions	December 31, 2024	December 31, 2023
Non trade receivable	$1.3	$2.0
Non- Qualified Deferred Compensation Investments	7.2	8.1
Reimbursement receivable - asbestos claims	15.0	15.0
Reimbursement receivable - environmental	0.4	0.7
Reimbursement receivable - warranty and product liability	0.3	1.2
Prepaid pension cost	4.4	3.6
Deferred tax Asset	26.8	8.1
Equity Method Investment	8.6	6.1
Total other non- current assets	$64.0	$44.8

Accrued Expenses and Other Current Liabilities — Major components of accrued expenses and other current liabilities were as follows:

In Millions	December 31, 2024	December 31, 2023
Employee- related costs	$44.6	$47.1
Accrued environmental and legal contingencies	2.7	1.0
Accrued interest	1.0	2.7
Accrued warranty and product liability	11.9	12.9
Lease liability	11.1	8.2
Deposits received and contract liabilities	9.7	6.3
Accrued construction in progress	2.3	2.8
Accrued other taxes	2.1	2.3
Accrued transaction fees	7.6	-
Other	14.5	20.6
Total accrued expenses and other current liabilities	$107.5	$103.9

Other Non-current Liabilities — Other non-current liabilities by category were as follows:

In Millions	December 31, 2024	December 31, 2023
Accrued environmental and legal contingencies	$20.6	$19.0
Interest rate derivatives	-	0.3
Transition taxes payable	0.6	0.6
Tax Credit Program	-	9.6
Lease liability	19.1	16.0
Other	5.5	2.5
Total other non- current liabilities	$45.8	$48.0

6.	Leases

The Company has lease arrangements for office space, vehicles, and forklifts under noncancelable agreements. In accordance with the company’s accounting policy for leases (see Note 2), these arrangements have been classified as operating leases and recognized as right-of-use (ROU) assets and lease liabilities at lease inception on the company’s consolidated balance sheet. Operating lease costs are included in general and administrative expenses in the consolidated statement of operations.

The Company’s leases have lease terms ranging from 1 to 10 years, some of which include options to extend or terminate the lease. The exercise of lease renewal options is at the Company’s sole discretion. When deemed reasonably certain of exercise, the renewal options are included in the determination of the lease term. All Variable lease costs and short-term lease costs are immaterial.

Total lease expense included in cost of sales, selling, distribution and administrative expenses was $8.5 million and $9.6 million for December 31, 2024 and 2023.

The Company’s lease agreements do not contain material residual value guarantees or any material restrictive covenants.

As of December 31, 2024, the Company does not have any significant additional operating leases that have not yet commenced.

The Company uses the incremental borrowing rate (IBR) associated with the Company’s revolver loan in used.

The following table presents the weighted average remaining lease term and discount rate:

	December 31, 2024	December 31, 2023
Weighted- average remaining lease term (in years)	1.7	2.9
Weighted- average discount rate	3.90%	3.90%

Amounts included on the balance sheet for ROU assets and lease liabilities are as follows:

	In millions	December 31, 2024	December 31, 2023
Assets	Property, plant and equipment, net	$33.3	$26
Current	Accrued expenses and other current liabilities	$11.1	$8.2
Non- current	Other non- current liabilities	$19.1	$16

The Company has non-cash capital expenditures for right of use assets obtained in exchange for new operating lease liabilities of $7.8 million and $1.3 million during the year ended December 31. 2024 and 2023. These amounts are included within the depreciation of property, plant and equipment line within the consolidated statement of cash flows.

At December 31, 2024, the maturities of operating lease liabilities were as follows:

Maturities of operating lease liabilities are as follows (in millions):
2025	$11.1
2026	$7.8
2027	$5.4
2028	$0.8
2029	$0.5
Thereafter	$4.6

7.	ENVIRONMENTAL AND LEGAL OBLIGATIONS

Certain of the Company’s subsidiaries are subject to presently known and possible future losses and obligations for environmental remediation and personal injury claims, including those as a result of alleged exposure to asbestos-containing products.  The table below summarizes the Company’s environmental remediation liabilities, the estimated future costs of defense and resolution of personal injury claims and related litigation, as well as the associated estimates of costs recoverable from unrelated third parties.

The measurement basis for these liabilities and assets uses estimates of expected losses or cost recoveries, as applicable, that are probable of being incurred or realized and that are estimable.

	Liabilities
	Environmental	Asbestos	Other Legal Obligations	Total	Reimbursement Receivables
Balance at January 1, 2023	$3.80	$16.20	$	$20.00		$15.80
Payments
Provisions and accruals
Balance at December 31, 2023	3.80	16.20		20.00		15.80
Payments	(0.30)	(0.70)		(1.00)		(0.60)
Provisions and accruals	4.30			4.30
Balance at December 31, 2024	$7.80	$15.50	$	$23.30		$15.20
Current	$2.20	$0.50	$	$2.70	$
Non-Current	$5.60	$15.00	$	$20.60		$15.20

Environmental — Certain of the Company’s subsidiaries are involved in environmental remediation efforts related to formerly owned or operated properties and certain third-party owned landfill sites, as they are responsible, or alleged to be responsible, for ongoing environmental investigation and remediation of these sites. These sites are in various stages of investigation and/or remediation, and associated costs and liabilities are recognized by the Company, considering current developments, the law and existing technologies.  It can be difficult to reliably estimate the final costs of investigation and remediation due to various factors.  These factors include, but are not limited to:  an early stage of investigation for some sites, which increases uncertainty with respect to applicable regulatory requirements and duration, scope and cost of the remedial work; evolving laws and regulations affecting the scope of planned remedial effort and technologies applied; an early stage of certain legal analyses, such as the existence and financial condition of other potentially responsible parties subject to joint and several liability for remediation on certain sites; possible identification of additional volumes of contamination at known sites; and general changes in the cost of labor, materials and equipment planned to be employed in remedial work.

The Company recognized a liability associated with a formerly owned industrial manufacturing operations site where investigation and environmental assessment identified releases of certain contaminants in the soil and groundwater on, in and around the site.  The carrying amounts of the liability were $0.6 million and $0.9 million at December 31, 2024 and 2023. These amounts primarily represent the estimated costs of site monitoring and management activities as remediation activities.  The environmental exposure at this site is insured by third-party insurance companies that are managing ongoing feasibility evaluation and remediation activities and are paying directly the associated costs on behalf of the Company.  The carrying amount of the insurance recoverable probable of being realized for this site was $0.4 and $0.9 million as of December 31, 2024, and 2023.

The Company has recognized $0.4 million of environmental liability as of December 31, 2024 and 2023, related to a single former landfill site where the Company’s subsidiary and four other unrelated third parties, have accepted liability for remediating environmental contamination.

Additionally, the Company has entered into a consent decree with a state agency concerning a formerly owned site.  The consent decree results in administrative fees of approximately $1.9 million to be paid in the first quarter of 2025 with additional remediation responsibilities to be paid over the next five years in the amount of $4.2 million. The carrying amount of this liability is $6.1 million and $1.9 million as of December 31, 2024 and 2023.

Asbestos — From time to time, certain subsidiaries of the Company, along with a number of unrelated third parties, are named as defendants in personal injury claims and lawsuits based on alleged exposure to asbestos-containing materials The Company monitors claims filing and development experience and periodically updates the estimated cost of defending against and resolving these claims.  At December 31, 2024, and 2023, The Company estimated the asbestos liability to be $15.5 million and $16.2 million as of December 31, 2024 and 2023. This is expected to represent a reasonable estimate of the remaining remediation costs.

Certain of the Company’s subsidiaries subject to asbestos-related personal injury claims have maintained product liability insurance policies. Certain of these policies provide a source of probable recovery of a portion of losses incurred and paid, as well as a portion of estimated probable future losses accrued as of December 31, 2024.  An additional source of probable recovery of uninsured losses is an unrelated third party which manufactured component products for the Company’s subsidiaries that are alleged to give rise to asbestos-related injuries.  The Company estimated the probable amount of losses to be recovered from insurance and/or unrelated third parties to be $15.2 million and $15.8 million as of December 31, 2024 and 2023.

Other Legal Obligations — The Company, through its subsidiaries, is subject to other litigation from time to time in connection with certain former and current operations and maintains a liability for estimated probable costs of legal defense associated with matters that occurred prior to the balance sheet date.  Management does not expect these pending legal matters to have a material impact on the Company’s results of operations or cash flows.

8.	RETIREMENT PLANS

The Company sponsors a variety of defined contribution and defined benefit plans as discussed below.

Defined Contribution Savings Plans — The Company sponsors a number of savings plans that provide certain eligible employees an opportunity to accumulate funds for retirement.  The Company matches the contributions of participating employees on the basis specified by each plan.  The Company’s cost associated with these plans totaled $2.3 million and $3.5 million for the years ended December 31, 2024 and 2023.

Defined Benefit Plans — The Company sponsors a number of defined benefit pension plans covering eligible current and former employees.  The Company’s funded and unfunded pension plans, all of which are closed to new entrants and in which existing participants no longer accrue benefits, except for in Sweden and Japan, include:

•	The Pension Plan of FKI Industries Inc. for United Steelworkers of America (funded)
•	Crosby Canada Salaried Pension Plan (dissolved effective December 7, 2023)
•	FKI Canada Excess Pension Plan (unfunded)
•	The Rhombus Rollen GmbH Pension Plan (unfunded)
•	Gunnebo Industrier Aktiebolag Swedish Pension Plan (unfunded)
•	Kito Japan Pension Plan (funded)

In addition to these plans, the Company’s Canadian subsidiary has a retirement benefit obligation to eligible employees for an early retirement benefit provided by the terms of a collective bargaining agreement.

Plan Assets — Plan assets are managed in the long-term interests of the plan participants and beneficiaries. The Company seeks to generate a return on invested plan assets which is based on levels of liquidity and investment risk that are prudent and reasonable, given prevailing market conditions. Strategic and tactical asset allocation targets reflect the desired balance between investment return and risk, as well as the expected asset performance by major asset class over the investment horizon. Investment strategy is implemented with the assistance of independent diversified professional investment management organizations.

The target asset allocation for The Pension Plan of FKI Industries Inc. United Steelworkers of America is 10% in equity securities (including 5.1% in publicly-traded equity securities of companies in the real estate industry) and 90% in debt securities. The target asset allocation for the Kito Japan Pension Plan is 64% in foreign and domestic stocks and bonds, 30% in general life insurance accounts, and 6% in other assets. In executing its investment policy, the Company may use a variety of investment products to gain exposure to a particular asset class, including direct investment in securities of a particular asset class (such as a direct investment in listed equity securities) or by investing in common/collective trust funds or mutual funds that themselves invest in securities of a particular asset class.  Securities held directly are valued using unadjusted quoted market prices (and are categorized as Level 1 in the fair-value hierarchy), while investments in common/collective trust funds are valued at the net asset value of the fund (as determined by the fund manager, without further adjustment by the Company), which is based on the fair value of the underlying assets owned by the fund, most of which are traded in active markets and have quoted market prices, while others are valued by reference to securities with similar characteristics that are traded in active markets (and are categorized as Level 2 in the fair-value hierarchy).

The fair value of the Company’s pension plan assets by asset class and input level within the fair-value hierarchy were as follows:

In millions	Level 1	Level 2	Level 3	Total
Cash equivalents	$–	$4.8	$–	$4.8
Equity securities	–	7.6	–	7.6
Fixed income securities	–	23.2	–	23.2
December 31, 2024	$–	$35.6	$–	$35.6

Cash equivalents	$–	$5.5	$–	$5.5
Equity securities	–	7.3	–	7.3
Fixed income securities	–	27.3	–	27.3
December 31, 2023	$–	$40.1	$–	$40.1

Funding Policy and Cash Flows — The Company monitors the funded status of its funded pension plans to ensure that plan funds are sufficient to continue paying benefits.  The Company’s funding policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws, plus any additional amounts management determines to be appropriate.  The Company’s subsidiaries sponsoring employee benefit plans contributed a total of $0.8 million and $0.0 million in 2024 and 2023 to the funded pension plans and $0.1 million and $0.0 million to the unfunded pension plans during the years ended December 31, 2024 and 2023, respectively.  Contributions to funded plans increase plan assets, while contributions to unfunded plans are used to fund current benefit payments.  The Company expects to contribute $2.3 million to its pension plans in 2025.

Estimated pension benefits expected to be paid to participants are as follows (in millions):

2024	$4.4
2025	4.7
2026	4.0
2027	5.2
2028	5.7
2029 - 2033	23.3

Funded Status and Pension Cost — The following sets forth changes in the projected benefit obligations and fair value of plan assets for the Company’s pension plans for each period presented:

In millions	Year Ended December 31, 2024	Year Ended December 31, 2023
Change in Projected Benefit Obligations
Benefit obligations, beginning of period	$58.9	$65.2
Service cost	1.9	2.1
Interest cost	1.6	1.6
Actuarial (gain)/loss	(1.9)	-
Benefits paid	(3.8)	(4.2)
Foreign currency translation and other	(3.7)	(5.8)
Benefit obligations, end of period	$53.0	$58.9

In millions	Year Ended December 31, 2024	Year Ended December 31, 2023
Change in Fair Value of Plan Assets
Plan assets, beginning of period	$40.1	$42.1
Actual return on plan assets	0.3	1.5
Employer contributions	0.9	-
Benefits paid	(2.2)	(2.4)
Foreign currency translation and other	(3.5)	(1.1)
Plan assets, end of period	$35.6	$40.1

Funded status of the plans (fair value of plan assets less projected benefit obligations) and total amounts recognized in the consolidated balance sheets were as follows:

In millions	December 31, 2024	December 31, 2023
Funded status	$(17.4)	$(18.8)
Other non-current assets	4.4	3.6
Current liabilities	(2.3)	(2.4)
Other non-current liabilities- retirement benefit obligations	(19.5)	(20.0)
Total	$(17.4)	$(18.8)

The following summarizes the aggregate projected benefit obligations and plan assets for the Company’s unfunded and underfunded pension plans:

In millions	December 31, 2024	December 31, 2023
Projected benefit obligation	$(53.0)	$(58.9)
Fair value of plan assets	$35.6	$38.3

The following presents the components of net periodic pension cost for the Company’s retirement plans:

In millions	Year Ended December 31, 2024	Year Ended December 31, 2023
Current Service Cost	$1.9	$2.1
Interest cost	1.6	1.6
Expected return on plan assets	(0.8)	(1.1)
Recognized loss	(0.5)	(0.6)
Net periodic pension benefit	$2.2	$2.0

Actuarial Assumptions — The following summarizes the weighted-average assumptions used by the Company in determining the net periodic pension cost.  The assumed long-term rate of return on plan assets reflects capital-market projections by asset class and actual and long-term target asset allocation, taking into account historical return trends and current market conditions.

	Year Ended December 31, 2024	Year Ended December 31, 2023
U.S. Plans
Discount rate	5.35%	4.75%
Expected long-term rate of return	3.85%	3.75%
Canadian Plans
Discount rate	4.60%	5.10%
Expected long-term rate of return	N/A	N/A
European Plans
Discount rate	3.12%	3.42%
Expected long-term rate of return	N/A	N/A
Sweden Plan
Discount rate	3.00%	3.20%
Expected long-term rate of return	N/A	N/A
Japan Plan
Discount rate	1.55%	1.23%
Expected long-term rate of return	N/A	N/A

9.	STOCKHOLDERS’ EQUITY

Issuance of Common Stock -The Company was formed on October 4, 2013, for the purpose of acquiring the Crosby and ACCO businesses of Melrose.  At acquisition, the Company issued 82.6 million shares of its $0.01 par value common stock for the amount of $413.0 million. To fund the May 22, 2019, acquisition of Gunnebo, the Company issued 13.389 billion shares of its $0.01 par value common stock to KKR for the amount of $133.9 million in cash.

On October 25 and November 15, 2022, funds affiliated with KKR provided a bridge loan to the Company in the amount of $225.0 million and $50.0 million, respectively. These loans plus accrued interest of $1.0 million were converted into 41.5 million shares on December 7, 2022. In conjunction with this share issuance, the Company designated a new class of stock, Deferred Shares, which have no voting interest in the Company and converted 13.4 billion shares of common stock to Deferred Shares with a $0.01 par value.

On March 28, 2014, the Company’s board of directors approved a management equity program (the “2014 MEP”) pursuant to which certain employees, directors, and consultants of the Company (the “Participants”) purchased the Company’s shares of common stock at its current fair value and were issued options to purchase additional shares of common stock.

On March 15, 2024, the Company held its 2024 Annual Stockholder’s Meeting, where the stockholders approved the renewal of the expired plans under the 2014 MEP, resulting in the establishment of the “2024 MEP”. Consequently, no additional shares of common stock were added to the 2014 Plan. As of December 31, 2024, and 2023, the Company granted 873,630 shares and 170,162 shares, respectively, with an aggregate value of $8.2 million and $1.3 million, respectively. Among the shares granted in 2024, 852,825 shares were issued in conjunction with the Eepos acquisition, valued at $8.0 million as part of the purchase consideration. As of December 31, 2024, the Company had 4,194,943 MEP shares outstanding under the 2014 and 2024 MEP.

The following table summarizes award activity for the years ended December 31, 2024 and 2023:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Balances as of January 1, 2023	7,255	$5.35	7.00
Options granted	2,354	$7.30
Options exercised		$-
Options forfeited	413	$7.47
Balances as of December 31, 2023	9,196	$5.75	6.70

As of December 31, 2023
Options vested and exercisable	-	$-
Options vested and expected to vest	-	$-

Balances as of January 1, 2024	9,196	$5.75	6.70
Options granted	1,729	$8.57
Options exercised		$-
Options forfeited	211	$8.31
Balances as of December 31, 2024	10,714	$6.16	6.48

As of December 31, 2024
Options vested and exercisable	-	$-
Options vested and expected to vest	-	$-

The requisite service period or vesting period for stock options is generally five years. Stock option grants generally expire ten years from the grant date.

The vesting of shares is dependent on an additional condition, which is currently not considered probable of being achieved. As a result, no stock-based compensation expense has been recognized for the years ended December 31, 2024, and 2023, despite the existence of active awards during these periods.

If a Change in Control had occurred as of December 31, 2024, and 2023, the Company would have recorded share-based compensation expenses of $27.9 million and $25.8 million, respectively, for the service period rendered from the date of grant through December 31, 2024, and 2023 and no unrecognized compensation expense as of December 31, 2024, and 2023.

The total fair value of stock options granted during the year ended December 31, 2024 and 2023 was $6.4 million and $7.3 million, respectively. The per share weighted-average fair value of options granted during the years ended December 31, 2024 and 2023, was $3.68 and $3.09, respectively.

As described in Note 2, the fair value of stock options granted is estimated on the date of grant using the Black Sholes model. During the year ended December 31, 2024 and 2023, the fair value of option grants was determined using the following weighted-average assumptions:

	For the Years Ended December 31,
	2024	2023
Expected term (years)	6.25	6.25
Expected volatility	43.1%	43.9%
Risk-free interest rate	4.2%	4.0%
Expected dividend yield	0.0%	0.0%

Treasury Shares

Pursuant to the 2014 MEP and 2024 MEP, the Company repurchases common shares from Participants who subsequently leave the Company and withdraw from the Plan at the lower of the original purchase price or the assigned value. As the Company repurchases its common shares, which have no par value, the Company reports such shares held as treasury stock on the accompanying consolidated balance sheets as of December 31, 2024 and 2023, with the purchase price recorded within treasury stock.

During the fiscal years ended December 31, 2024 and 2023, the total repurchased common shares and retired warrants are 169,255 shares and 47,890 shares, respectively, of the Company’s common stock for an aggregate price of $1.4 million and $0.3 million, respectively, pursuant to the repurchase authorization.

10.	OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) balance (net of tax) and components of other comprehensive loss were as follows:

In millions	Pre-Tax	Tax	After-tax
Balance, January 01, 2023			$(48.6)
Foreign currency translation income (loss)	$(11.6)	$-	(11.6)
Net actuarial gain incurred during the period	0.2	-	0.2
Change in other comprehensive income (loss)	$(11.4)	$0.0	$(11.4)
Balance, December 31, 2023			$(60.0)
Foreign currency translation income (loss)	$(38.8)	$-	(38.8)
Net actuarial gain incurred during the period	0.1	-	0.1
Change in other comprehensive income (loss)	$(38.7)	$0.0	$(38.7)
Balance, December 31, 2024			$(98.7)

Components of accumulated other comprehensive loss, net of applicable tax effects, were as follows:
In millions	December 31, 2024	December 31, 2023
Foreign currency translation loss	$(97.5)	$(58.7)
Net actuarial gain (loss)	(1.2)	(1.3)
Accumulated other comprehensive loss	$(98.7)	$(60.0)

11.	INCOME TAX

The components of pre-tax income (loss) are as follows:

In millions	Year Ended December 31, 2024	Year Ended December 31, 2023
U.S.	$(3.6)	$(20.4)
Foreign	48.2	9.5
Total pre-tax Income (loss)	$44.6	$(10.9)

The (benefit) expense for income taxes by taxing jurisdiction consisted of the following:

In millions	Year Ended December 31, 2024	Year Ended December 31, 2023
Current income tax (benefit) expense:
U.S. Federal	15.3	13.5
U.S. State	4.9	2.7
Foreign	34.8	17.4
Total current income tax (benefit) expense	55.0	33.6
Deferred income tax (benefit) expense:
U.S. Federal	(3.7)	(3.9)
U.S. State	(1.9)	(0.4)
Foreign	(23.3)	(22.0)
Total deferred income tax (benefit) expense	(28.9)	(26.3)
Total income tax (benefit) expense	$26.1	$7.3

We are subject to Internal Revenue Code 163(j) which limits our deduction for net interest expense that exceed 30% of adjusted taxable income for the tax year. Our interest expense was limited by $59.9 million for 2024 which increased our disallowed interest carryforward at December 31, 2024 to $260.5 million or $63.5 million tax-effected.

In millions	Year Ended December 31, 2024	Year Ended December 31, 2023

Income Tax Expense (Benefit) at Federal Statutory Rate	8.9	(2.5)
State and Local Income Taxes (Net of Federal Tax Benefit)	2.4	1.8
Foreign Tax Rate Differential	1.6	(2.0)
Other Foreign Income Tax Expense	2.0	0.8
Undistributed Earnings (APB 23)	0.4	4.8
Change in Valuation Allowance	11.9	10.2
Dividends from Subsidiaries	(2.0)	(1.4)
Foreign Derived Intangible Income (FDII)	(0.3)	(0.5)
Global Intangible Low-Taxed Income (GILTI)	-	0.8
Nondeductible / Nontaxable Items	0.3	0.3
Transition Tax Payable Adjustment	0.6	-
Credits	(1.0)	(4.4)
UTBs	-	0.3
Return to Provision	0.7	(1.0)
Other	0.6	0.1
Income Tax Expense (Benefit)	26.1	7.3
	61.6%	-61.3%

The effective tax rate for the Company is 61.6%. The main drivers that cause the effective tax rate to differ from 21.0% and expected tax expense of $8.9 million are the permanent addback of foreign amended tax return and the change in valuation allowance.

Provision for Uncertain Tax Positions – The Company files income tax returns in various jurisdictions worldwide. The tax years open for examination for U.S. Federal income tax purposes are the tax years ended December 31, 2021 through 2024. Non–U.S. federal jurisdictions’ statutes of limitations generally expire in a four to six-year time frame.  For state tax purposes, the statute of limitations varies by jurisdiction with potential open years for the tax years ended December 31, 2018 through 2024.

A reconciliation of the unrecognized tax benefit is as follows:

In millions	December 31, 2024	December 31, 2023

Balance, beginning of period	$2.1	$1.8
Increases for new tax positions taken	-	0.3
Balance, end of period	$2.1	$2.1

The total amount of unrecognized tax benefit as of December 31, 2024 and 2023 that, if recognized, would affect the effective tax rate is $2.1 million.

While open tax years remain subject to audit, the Company considers it reasonably possible that issues may be raised by tax authorities resulting in increases to the balance of unrecognized tax benefits. However, an estimate of such an increase cannot be made at this time. Nevertheless, the Company believes it is adequately reserved for its uncertain tax positions as of December 31, 2024.

The Company recognizes interest and penalties accrued relating to unrecognized tax benefits as a component of income tax expense. The amount of interest and penalties included in the December 31, 2024 and 2023 statement of operations were $0 million, and amounts in the December 31, 2024 and 2023 consolidated balance sheets are $0 million.

In millions	Year Ended December 31, 2024	Year Ended December 31, 2023
Deferred Tax Assets
Accrued Liabilities	$13.5	$11.0
Inventory	0.7	1.9
Tax Credits	5.7	5.7
Mark to Market Adjustment	3.5	-
Excess Business Interest Expense	63.5	50.2
Net Operating Losses	48.8	33.9
Research and Development Costs	6.3	5.6
Other	1.8	.2
Total Deferred Tax Assets	143.8	108.5
Valuation Allowance	(88.1)	(74.1)
Net Deferred Tax Assets	55.7	34.4

Deferred Tax Liabilities
Intangible Assets	(57.0)	(57.0)
Property, Plant, and Equipment	(16.5)	(20.9)
Debt Issuance Costs	(4.2)	-
Foreign Outside Basis (APB 23)	(8.8)	(7.3)
Total Deferred Tax Liabilities	(86.5)	(85.2)

Net Deferred Tax Asset / (Liability)	(30.8)	(50.8)

As of December 31, 2024 and 2023, the Company had a valuation allowance of $88.0 million and $74.0 million, respectively, to reduce its deferred tax assets to estimated realizable value.  The overall change in the valuation allowance is primarily attributable to interest expense carryforwards. The amount of the deferred tax asset considered realizable could be adjusted in the future if relevant circumstances change.

As of December 31, 2024, the Company had net operating loss carryforwards for US federal income tax purposes of approximately $2.0 million (tax effected) . Approximately $1.0 million of the federal losses expire beginning in 2036, whereas approximately $1.0 million of the losses have an indefinite life. As of December 31, 2024, the Company also had net operating losses in Germany and Sweden of approximately $13.8 million (tax effected) and $3.8 million (tax effected), respectively, which do not expire and are carried forward indefinitely. In addition, as of December 31, 2024, the Company had net operating loss carryforwards for Japan tax purposes of approximately $21.8 million (tax effected), which expire beginning in 2032.

As of December 31, 2024, the Company had U.S. foreign tax credit carryforwards of approximately $5.3 million, which expire beginning in 2026.

The Company asserts it is not indefinitely reinvested with respect to certain unremitted earnings. Foreign withholding taxes continue to be accrued for the repatriation of foreign earnings for which no assertion exists. As of December 31, 2024, and 2023, the deferred tax liability recorded associated with foreign withholding is $8.8 million and $7.3 million, respectively.

The Company has not provided for deferred taxes on outside basis differences in its investments in foreign subsidiaries that are unrelated to unremitted earnings as these basis differences will be indefinitely reinvested. A determination of the unrecognized deferred taxes related to these other components of the Company’s outstanding basis differences is not practicable to calculate.

Legislative Actions –

Pillar Two legislation has been enacted in certain jurisdictions in which the Company operates. The legislation will be effective for the Company’s financial year beginning January 1, 2024. The Group has performed an assessment of the Group’s potential exposure to Pillar Two income taxes.

This analysis was completed based on the most recent information available regarding the financial performance of the Company’s member entities. The Company expects to exceed the annual revenue threshold of €750 million and be subject to Pillar Two in the financial year beginning January 1, 2024. Additionally, the Company expects that Pillar Two transitional safe harbor rules will apply in all jurisdictions in which the Company operates. Therefore, the Group does not expect potential exposure to Pillar Two top-up taxes in 2024.

As a result of the enactment of the Tax Cuts and Jobs Act (the “TCJA”), we recorded a one-time transition tax on the undistributed earnings of our foreign subsidiaries. We do not consider undistributed foreign earnings to be indefinitely reinvested as of December 31, 2024, with certain limited exceptions and have, in those cases, recorded corresponding deferred taxes.

12.	RELATED PARTY TRANSACTIONS

Transactions with KKR

Monitoring Fee Agreement — The Company engaged KKR to provide management, consulting and financial services for an annual advisory fee of approximately $1.6 million (“Advisory Fee”). In the event of any future transactions (acquisition, divestiture, or a capital-raising transaction), the Company may be charged an additional customary transaction fee for structuring, financial and other advisory services provided by KKR in connection with such transaction. The Company may terminate the agreement after KKR and its affiliates no longer hold any equity interest in the Company. Should the Company terminate the agreement upon a Change of Control as defined in the agreement, it will owe KKR and affiliates the net present value of the annual Advisory Fees that would have been due for the period from such termination to December 31, 2023.  Unpaid Advisory Fees of $0.4 million and $8.9 million as of December 31, 2024 and 2023, respectively which are included in accounts payable.

In addition, the Company paid $0.9 million and $6.1 million in advisory and consulting fees during the year ended December 31, 2024 and 2023 related to various consulting matters.

Other — As part of the bridge loan to fund the Kito transaction, the Company paid $1.0 million in interest funded through common shares upon conversion of the loan to equity (see Note 8). An affiliate of KKR has a commitment to fund 21% of the 2019 RCF discussed in Note 4, which is currently undrawn.

In 2023, as a part of Amendment 2 to the First Lien TL, this affiliate obtained a fee of $0.6 million for its part in establishing the credit.

In 2024 the Company completed Amendment 3 and 4 to its credit facility (see note 4), an affiliate of KKR received structure and arrangement fees of $1.7 million for Amendment 3 and $0.5 million for Amendment 4, recorded as deferred financing cost.

The Company has a note receivable from Ascend Investments S.a.r.l., an affiliated company of KKR in the amount of $0.7 million as of December 31, 2024 and 2023. Additionally, the Company entered into an new credit agreement with Ascend Investments S.a.r.l on April 30, 2025. See Note 16.

13.	COMMITMENTS AND CONTINGENCIES

Commitments and Contingencies — In addition to the matters described above and in Note 7, from time to time, the Company is subject to disputes, administrative proceedings and other claims arising from the normal conduct of its business.  These matters generally relate to disputes arising from the use or installation of its products, product liability litigation, personal injury claims, commercial and contract disputes and employment-related matters.  On the basis of information currently available to it, management does not believe that existing proceedings and claims will have a material impact on the Company’s financial condition, results of operations or cash flows. However, litigation is unpredictable, and the Company could incur judgments or enter into settlements for current or future claims that could result in currently unanticipated adverse effects.

Guarantees — As of December 31, 2024, the Company had outstanding standby letters of credit and guarantees with various banks in the amount of $2.4 million, which reduced borrowing availability under the RCF as discussed in Note 4, providing security for the Company’s performance of various obligations.  These obligations are primarily in respect of the recoverability of insurance claims, lease obligations and supply commitments.

14.	NEW MARKETS TAX CREDITS

During the second quarter of 2017, the Company received approximately $9.7 million in net proceeds from tax credits related to its investment in its Longview, Texas facility. As part of such tax credit agreement, an offsetting contingent liability was recorded, which was relieved upon meeting all of the prescribed criteria in June 2024.

The Company entered into a financing transaction with Wells Fargo Community Investment Holdings, LLC (Wells Fargo) related to the modernization project at the Company’s plant in Longview, Texas, in which Wells Fargo made a capital contribution and the Company made a loan to the Investment Fund under a qualified New Markets Tax Credit, or “NMTC,” program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000, or the “Act,” and is intended to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of community development entities, or “CDEs.” CDEs are privately managed investment institutions that are certified to make qualified low-income community investments.

As a result of a series of simultaneous financing transactions, Wells Fargo contributed capital of $11.9 million to the Investment Fund, and FKI Industries, Inc., a subsidiary of the Company, loaned the principal amount of $24.9 million to the Investment Fund. The Investment Fund then contributed the proceeds to certain CDEs, which, in turn, loaned the proceeds of $36.0 million to The Crosby Group, LLC. Wells Fargo will be entitled to claim the NMTC while the Company effectively received net proceeds equal to Wells Fargo’s contribution to the Investment Fund, or approximately $9.7 million. Additionally, financing costs incurred in structuring the arrangement amounting to $2.2 million were deferred and will be recognized as expense over the term of the transactions. This transaction also includes a put/call feature that becomes enforceable at the end of the seven-year compliance period. Wells Fargo may exercise its put option or we can exercise the call, both of which will serve to transfer the obligation to us. Incremental costs to maintain the structure during the compliance period will be recognized as incurred.

We have determined that the financing arrangement with the Investment Fund and CDEs is a Variable Interest Entity (“VIE”), and that we are the primary beneficiary of the VIE. We reached this conclusion based on the following:

• The ongoing activities of the VIE-collecting and remitting interest and fees and NMTC compliance were all considered in the initial design and are not expected to significantly affect economic performance throughout the life of the VIE;

• Contractual arrangements obligate us to comply with NMTC rules and regulations and provide various other guarantees to Investment Fund and CDEs;

• Wells Fargo lacks a material interest in the underling economics of the project; and

• We are obligated to absorb losses of the VIE.

Because we are the primary beneficiary of the VIE, we have included it in our consolidated financial statements.  As of December 31, 2023, approximately $0.3 million of restricted cash from this transaction is included cash and cash equivalents and the offsetting Wells Fargo’s interest in the financing arrangement of approximately $11.9 million which is offset by $2.2 million in deferred transaction costs for a net liability of $9.6 million included in other long-term liabilities in the accompanying consolidated balance sheets.

As described above, this transaction also includes a put/call provision whereby we may be obligated or entitled to repurchase Wells Fargo’s interest in the Investment Fund. The value attributed to the put/call is nominal. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code and applicable U.S. Treasury regulations. We are required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in Wells Fargo’s projected tax benefits not being realized and, therefore, require us to indemnify Wells Fargo for any loss or recapture of NMTCs related to the financing until such time as the recapture provisions have expired under the applicable statute of limitations. We do not anticipate any credit recaptures will be required in connection with this arrangement.

On June 26, 2024, the compliance period was completed, and the Company exercised its call option to transfer to obligation back to the Company. The result of this transaction was a gain in the statement of operations in the amount of $9.9 million.

15.	BUSINESS ACQUISITIONS

On August 30, 2024, the Company acquired Eepos Gmbh (“Eepos”) for $41.7 million (37.7 million Euro). The acquisition was funded with $33.7 million (30.5 million Euro) of cash and 852,825 shares of Kito Crosby Ltd. valued at $8.0 million. The Company incurred transaction expenses of $2.4 million recorded in selling, distribution and administrative expenses during the period.

The following table summarizes the preliminary purchase price allocation as of August 30, 2024:

Assets Acquired	August 30, 2024
Cash & cash equivalents	$3.4
Accounts receivable	1.7
Inventory	5.1
Prepaid expenses & other current assets	2.5
Investments - equity method	1.8
Property, plant & equipment	4.3
Right of use asset	2.9
Intangible assets	21.3
Goodwill	22.8
Liabilities assumed
Accounts payable trade	0.4
Accrued expenses & other current liabilities	4.8
Deferred tax liability	7.3
Other non- current liabilities	8.2
Net Assets Acquired	$45.1
Cash acquired	(3.4)
Purchase price net of cash acquired	$41.7

On October 31, 2022, the Company obtained a controlling interest Kito with a closing of a tender offer for 77.15% of the outstanding shares. The Company then began a squeeze-out process to complete the acquisition of the remaining shares. As the Company acquired a controlling interest, the full purchase price was allocated to the major categories of assets and liabilities based on their estimated fair value at the acquisition date with the portion not owned at December 31, 2022 recorded as non-controlling interest.  The Company incurred deal fees of $7.4 million recorded in selling, distribution and administrative expenses during the period ended December 31, 2022.

During the measurement period and subsequent to December 31, 2022, certain adjustments were made to the calculation of deferred tax liabilities associated with the potential distribution of dividends from the acquired subsidiaries. This resulted in reversal of the bargain purchase gain recorded in 2022 in the statement of operations, recognition of goodwill and catch up amortization of goodwill from the effective date to December 31, 2023.

The following table summarizes the purchase price allocation and adjustments made during the measurement period (in millions):

	As of Effective date		Valuation Adjustments		After Measurement Period Revision
Asset acquired	$		$		$
Cash		78.4				78.4
A/R		96.6		-		96.6
Inventories		252.1		-		252.1
Other current assets		12.6		-		12.6
PP&E		159.7		-		159.7
ROU assets		19.1		-		19.1
Intangibles		39.8		-		39.8
Other non-current assets		12.6		-		12.6
Goodwill (1)		-		8.1		8.1
Liabilities assumed
Debt		123.5		-		123.5
Lease liabilities		16.9		-		16.9
Current (A/P, accrued)		119.1		-		119.1
Other non-current liabilities		17.1		-		17.1
Deferred tax liabilities		21.9		8.1		30.0
Non-controlling interest		94.7		-		94.7
Net assets acquired		277.7		-		277.7
Cash acquired		(78.4)		-		(78.4)
Net purchase price		$199.3	$			$199.3

(1) Inclusive $1.2 million bargain purchase gain recorded in the statement of operations as of December 31, 2022 and subsequently reversed as an expense in 2023.

16.	SUBSEQUENT EVENTS

On February 10, 2025, the Company signed a definitive agreement with Columbus McKinnon Corporation to acquire Kito Crosby Ltd for an all cash transaction valued at $2.7 billion subject to customary post-closing and purchase price adjustments. The transaction is expected to close in 2025 subject to regulatory approvals and satisfactory completion of customary closing conditions.

On April 30, 2025, the company entered into an agreement with Ascend Investments S.a.r.l for a $0.2 million intercompany note, maturing on April 30 2026, with an annual interest rate of 6.03%, to facilitate internal financial arrangements.

In preparing the accompanying financial statements and associated disclosures, management evaluated subsequent events through June 13, 2025, the consolidated financial statements were available to be issued.  There were no such events to disclose or record, except as stated in the paragraphs immediately above.

* * * * * *